Filed pursuant to Rule 433

CUSIP: 48245AAA9	Registration No. 333-121363
(Relating to Prospectus Supplement dated January 5, 2006
and Prospectus dated January 3, 2006)

FINAL TERM SHEET
Dated JANUARY 25, 2006

Issuer: KfW	Title of Securities: USD 100,000,000 Floating Rate Notes due February 1, 2007

Aggregate Principal Amount: U.S.$100,000,000	Maturity Date: February 1, 2007

Original Issue Date: February 1, 2006	Initial Interest Rate: None

Interest Commencement Date: February 1, 2006	First Interest Payment Date: March 1, 2006

Final Redemption Price: 100.0%

Indexed Notes: N/A
     Details: ___
Type of Floating Rate Note:
     ☒ Regular Floating Rate
     ☐ Floating Rate/Fixed Rate
          Fixed Rate Commencement Date: ___
     ☐ Fixed Rate/Floating Rate
          Fixed Interest Rate: ___
          Floating Rate Commencement Date: ___
     ☐ Inverse Floating Rate
     ☐ Other: ___
Interest Rate Basis/Bases:
     ☐ CD Rate
     ☒ CMT Rate: 1-Year US dollar Constant Maturity US Treasury yield index
          ☒ CMT Moneyline Telerate Page 7051
          ☐ CMT Moneyline Telerate Page 7052
               ☐ Weekly Average
               ☐ Monthly Average
     ☐ Commercial Paper Rate
     ☐ Eleventh District Cost of Funds Rate
     ☐ Federal Funds Rate
     ☐ LIBOR
          LIBOR Currency (if not U.S. dollars): ___
          LIBOR Moneyline Telerate Page: ___
          LIBOR Reuters Screen Page: ___
     ☐ Prime Rate
     ☐ Treasury Rate: ___
     ☐ Other: ___

Spread: + 14 bps	Maximum Interest Rate: N/A

Spread Multiplier: N/A	Minimum Interest Rate: 0%
     Index Maturity: 1 year
Interest Reset Period:

☐ daily	☐ weekly	☒ monthly
☐ quarterly	☐ semi-annually	☐ annually
Interest Reset Date(s): The first day of each of the 12 calendar months, commencing February 1, 2006
Interest Determination Date(s): Two New York business days prior to the applicable Interest Reset Date
Interest Calculation Date(s): As provided in §3(F)(1) of the Conditions (unless otherwise specified)
     Calculation Agent:
          ☐            Deutsche Bank Trust Company Americas
          ☒           Other: Lehman Brothers Special Financing Inc.

Interest Payment Date(s): The first day of the following
     ☒ Each of the 12 calendar months in each year, commencing March 1, 2006
     ☐ Each March, June, September and December in each year: ___
     Each of the following two calendar months in each year: ___
     The following calendar month in each year: ___
Redemption:      ☐ Yes     ☒ No
     Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions): ___
     Redemption Date(s) (as provided in para. 2 of §7 of the Conditions): ___
     Minimum Redemption Notice Period: ___
     Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): ___
Repayment:     ☐ Yes     ☒ No
     Repayment Date(s): ___
     Minimum Repayment Notice Period: ___
     Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid): ___
Specified Currency: U.S. dollars for all payments unless otherwise specified below:
     Payments of principal and any premium: ___
     Payments of interest: ___
     Authorized Denomination: U.S.$1,000
     Exchange Rate Agent: ___
Original Issue Discount Note (“OID”):     ☐ Yes     ☒ No
     Total Amount of OID: ___
     Yield to Maturity: ___
     Initial Accrual Period OID: ___
Other Terms of Notes:
     Day Count Convention: Actual/Actual ISDA (as per §3(F)(3)(b) of the Conditions)
     Business Day Convention: Following New York business day (as per §3(B) of the Conditions with respect to Interest Reset Dates and §3(E) with respect to Interest Payment Dates)

Price to Public: 100.0%, plus accrued interest, if any, from February 1, 2006
Dealer: Lehman Brothers Inc.
     Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, any dealer participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free 1-888 603.5847.

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